Exhibit 10.1

To:	Gulf Offshore N.S. Limited
184-192 Market Street
Aberdeen AB11 5PQ
Scotland

GulfMark Rederi AS
(formerly known as GulfMark Norge AS)
Strandgaten 5
Sandnes, Norway

GulfMark Offshore, Inc.
10111 Richmond Avenue
Suite 340
Houston, Texas 77042
USA

March 22, 2005

Gentlemen,

US $100,000,000 million Senior Secured Reducing Revolving Multi-Currency Credit Facility dated 26 June 2002 (as amended)

1	We refer to:

(a)	the facility agreement (the “Facility Agreement”) dated 26 June 2002 made between (1) Gulf Offshore N.S. Limited, GulfMark Rederi AS (formerly known as GulfMark Norge AS) and GulfMark Offshore, Inc (the “Borrowers”), (2) GulfMark Offshore, Inc. (the “Guarantor”), (3) Nordea Bank Norge ASA (“Nordea”) and The Royal Bank of Scotland plc (“RBS”) (the “Arrangers”), (4) The banks and financial institutions whose names and addresses are set out in Schedule 1 of the Agreement as the Lenders (the “Lenders”), (5) Nordea (as “Facility Agent” and “Security Trustee”) and (6) Danish Ship Finance (as “Co-Arranger”) (the “Facility Agreement”) as amended by a letter dated 17 November 2004; and

(b)	the letter dated 22 January 2005 from the Guarantor to the Facility Agent requesting that certain amendments be made to the Facility Agreement (the “Amendment Request Letter”).

2	Unless the context otherwise requires, words and expressions used in this letter shall have the meaning given to them in the Facility Agreement.

3	In consideration of the payment by the Borrowers and/or the Guarantor on their behalf (as the case may be) of a fee of $1 for each Lender (the receipt and adequacy of which is hereby acknowledged), we can confirm that with effect from the Effective Date the Lenders have agreed that clause 10.4(a)(i)(A) to the Facility Agreement shall be deleted in its entirety and the following clause inserted in its place:

"(A) the hull and machinery against fire and usual marine risks (including excess risks) and, subject to clause 10.4(a)(xv), war risks, on an agreed value basis, in such amounts (but not in any event less than, in the case of each Mortgaged Vessel, the higher of (1) one hundred and twenty five per cent (125%) of the Relevant Insured Amount for such Mortgaged Vessel and (2) eighty five percent (85%) of its market value as most recently determined in accordance with clause 10.2(b) prior to the commencement of the period of the relevant policy provided that the hull and machinery against fire and usual marine risks (excluding excess risks) shall at all times be at least one hundred percent (100%) of the Relevant Insured Amount) and upon such terms as shall from time to time be approved in writing by the Security Trustee; and”.

4	The amendments to the Facility Agreement set out in paragraph 3 of this letter shall only become effective upon the date (the “Effective Date”) on which this letter has been returned duly executed by each of the Borrowers and the Guarantor by a duly authorised officer or officers whereupon the Facility Agreement shall be amended and shall continue in full force and effect save as amended by this letter.

5	This letter shall be governed by English Law

We acknowledge receipt of this letter and confirm our agreement to its terms and conditions

For and on behalf of
GULF OFFSHORE N.S. LIMITED
(As a Borrower)

For and on behalf of
GULFMARK REDERI AS
(formerly known as GulfMark Norge AS)
(As a Borrower)

For and on behalf of
GULFMARK OFFSHORE, INC.
(As a Borrower)

The Guarantor confirms that its obligations under the guarantee contained in clause 15 of the Facility Agreement shall remain in full force and effect in respect of the obligations of each Borrower under the Facility Agreement (as amended by this letter) and that the obligations of each Borrower under this letter constitute obligations included within the Guarantor’s obligations under clause 15 of the Facility Agreement.

For and on behalf of
GULFMARK OFFSHORE, INC.
(As the Guarantor)

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